Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated February 17, 2015
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TCC7

Principal Amount (in Specified Currency): $600,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: February 17, 2015
Original Issue Date: February 20, 2015
Stated Maturity Date: February 16, 2017

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on February 18, 2015 plus the Floating Rate Spread.
Interest Payment Dates: Each February 16, May 16, August 16 and November 16, beginning May 16, 2015

Net Proceeds to Issuer: $599,575,600
Agents:	RBC Capital Markets, LLC (“RBC”) Toyota Financial Services Securities USA Corporation (“TFSS USA”) The Williams Capital Group, L.P. (“Williams”)
RBC’s Discount or Commission: 0.060%
RBC’s Capacity:
    [  ] Agent
    [X] Principal
Williams’ Discount or Commission: 0.060%
Williams’ Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission: 0.200%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.19%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: February 20, 2015
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated August 26, 2014 and the Appointment Agreement Confirmation dated February 17, 2015 (collectively, the “RBC Appointment Agreement”), between Toyota Motor Credit Corporation (“TMCC”) and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $390,000,000 principal amount of the Notes (the “RBC Notes”) at 99.940% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.060% of such principal amount. Under the terms and subject to the conditions set forth in the RBC Appointment Agreement, RBC is committed to take and pay for all of the RBC Notes offered hereby, if any are taken.

Under the terms and subject to the conditions of an Appointment Agreement dated February 17, 2015 and the Appointment Agreement Confirmation dated February 17, 2015 (collectively, the “Williams Appointment Agreement” and, together with the RBC Appointment Agreement, the “Appointment Agreements”), between TMCC and Williams, Williams, acting as principal, has agreed to purchase and TMCC has agreed to sell to Williams $164,000,000 principal amount of the Notes (the “Williams Notes”) at 99.940% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.060% of such principal amount. Under the terms and subject to the conditions set forth in the Williams Appointment Agreement, Williams is committed to take and pay for all of the Williams Notes offered hereby, if any are taken.

Under the terms and subject to the conditions of the Appointment Agreements, the obligations of RBC and Williams to purchase the RBC Notes and the Williams Notes, respectively, are several and not joint, and in the event of a default by RBC or Williams, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreements, each of RBC and Williams is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions of the Fifth Amended and Restated Distribution Agreement, dated March 2, 2012, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, TMCC is hereby offering $46,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes” and, collectively with the RBC Notes and the Williams Notes, the “Notes”) at 99.800% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.200% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

United States Federal Income Taxation

As discussed in the Prospectus Supplement under “United States Federal Income Taxation—Recent Legislation,” legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  This legislation will apply to the Notes.  Under final Treasury regulations, withholding (if applicable) will apply to payments of interest.  We will not pay additional amounts with respect to any such withholding taxes.  You should consult your tax adviser regarding the potential consequences of FATCA with respect to your investment in the Notes.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the Prospectus Supplement titled “United States Federal Income Taxation.”  Any consequences resulting from the Medicare tax on investment income are not addressed in this discussion or the section of the Prospectus Supplement titled “United States Federal Income Taxation.”